Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AVENUE THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Avenue Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.           That the name of the Corporation is Avenue Therapeutics, Inc., and that this Corporation’s original Certificate of Incorporation was filed on February 9, 2015, the Amended and Restated Certificate of Incorporation was filed on May 12, 2015, the First Amendment to the Amended and Restated Certificate of Incorporation was filed on December 11, 2015 and the Second Amended and Restated Certificate of Incorporation was filed on September 13, 2016.

2.           That the duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Avenue Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”), and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

Authorized Stock. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is (i) fifty million (50,000,000) shares of Common Stock, with $0.0001 par value, and (ii) 2,000,000 shares of Preferred Stock, with $.0001 par value (the “Preferred Stock”), 250,000 of which are designated as Class A Preferred Stock (the “Class A Preferred Stock”) and the remainder are undesignated Preferred Stock. Upon this Third Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “Effective Time”), each three (3) shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, in lieu of receiving any such fractional share, the holder (other than with respect to shares of Common Stock held by the Corporation as treasury stock) otherwise entitled to such fraction will receive a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (but not below the number of shares of any such series then outstanding). The powers, preferences and relative participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows:

1.           Dividends.

1.1           Class A Preferred. The record holders of the outstanding shares of Class A Preferred Stock shall receive on each February 17 (each a “PIK Dividend Payment Date”) after the original issuance date of the Class A Preferred Stock until the date all outstanding Class A Preferred Stock is converted into Common Stock or redeemed (and the purchase price is paid in full), pro rata per share dividends paid in additional fully paid and nonassessable shares of Common Stock (such dividend being herein called “PIK Dividends”) such that the aggregate number of shares of Common Stock issued pursuant to such PIK Dividend is equal to two and one-half percent (2.5%) of the Corporation’s fully-diluted outstanding capitalization on the PIK Record Date. Notwithstanding the foregoing, a holder of Class A Preferred Stock entitled to receive a PIK Dividend may waive its rights to receive such dividend for any annual period, and such waiver shall not operate as a waiver of any future PIK Dividends. The “PIK Record Date” shall mean the date that is one (1) business day prior to any PIK Dividend Payment Date.

On the PIK Record Date immediately preceding a PIK Dividend Payment Date, the Board of Directors of the Corporation shall be deemed to have declared PIK Dividends on the Class A Preferred Stock in accordance with the above, payable on the next PIK Dividend Payment Date. PIK Dividends shall be payable in arrears on each PIK Dividend Payment Date, commencing on the first PIK Dividend Payment Date. If any PIK Dividend Payment Date occurs on a day that is not a business day, any accrued PIK Dividends otherwise payable on such PIK Dividend Payment Date shall be paid on the next succeeding business day. PIK Dividends shall be paid to holders of record of the Class A Preferred Stock on each PIK Dividend Payment Date as their names shall appear on the share register of the Corporation on the PIK Record Date immediately preceding such PIK Dividend Payment Date. Unpaid PIK Dividends may be paid at any time to holders of record on the PIK Record Date therefor. In the event the Class A Preferred Stock converts into Common Stock the holders shall receive all PIK Dividends accrued through the date of such conversion. The record date for such payment on conversion shall be the date immediately prior to the effective date of such conversion.

1.2           Other Distributions. The Corporation shall declare, pay and set aside dividends among the holders of the shares of Common Stock and Class A Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all such shares of Class A Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Third Amended and Restated Certificate of Incorporation immediately prior to such declarations, payment or setting aside of dividends. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends payable solely in capital stock on the capital stock of the Corporation) on the shares of Common Stock of the Corporation until all dividends (set forth in Section IV.1.1 above) on the Class A Preferred Stock shall have been paid or declared and set apart for payment.

2.           Voting.

2.1           General.

2.1.1 Subject to Subsection IV.2.2.1, the holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

2.1.2 Subject to Subsection IV.2.2.1, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Preferred Stock shall be entitled to cast for each share of Class A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the sum of (A) the shares of outstanding Common Stock and (B) the whole shares of Common Stock into which the shares of outstanding the Class A Preferred Stock are convertible and the denominator of which is number of shares of outstanding Class A Preferred Stock.

2.1.3 Except as provided by law or by the other provisions of this Third Amended and Restated Certificate of Incorporation, holders of Class A Preferred Stock shall vote together with the holders of Common Stock as a single class.

2.2           Election of Directors.

2.2.1 Notwithstanding any provision of the Bylaws of this Corporation, for a period of ten (10) years from the date of the first issuance of shares of Class A Preferred Stock (the “Class A Director Period”), the holders of record of the shares of Class A Preferred Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Preferred Stock), exclusively and as a separate class, shall be entitled to appoint or elect the majority of the directors of the Corporation (the “Class A Directors”).

2.2.2 The holders of record of the shares of Common Stock and Preferred Stock (including Class A Preferred Stock) and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation, if any.

Any director may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class(es) of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 1V.2.2.

3.           Conversion.

The holders of the Class A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

3.1           Right to Convert; Conversion Ratio. Each share of Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) fully paid and nonassessable share of Common Stock (the “Conversion Ratio”), subject to adjustment as provided below.

3.2           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.3           Mechanics of Conversion.

3.3.1 Notice of Conversion. In order for a holder of Class A Preferred Stock to voluntarily convert shares of Class A Preferred Stock into shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock), such holder shall surrender the certificate or certificates for such shares of Class A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and bond, if requested by the Corporation, to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Class A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Class A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock), and cash as provided in Subsection IV.3 .2 in lieu of any fraction of a share of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Class A Preferred Stock converted.

3.3.2 Reservation of Shares. The Corporation shall at all times when Class A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Preferred Stock, such number of its duly authorized shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Third Amended and Restated Certificate of Incorporation.

3.3.3 Effect of Conversion. All shares of Class A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Preferred Stock accordingly.

3.3.4 Taxes and Liens. The Corporation shall pay any and all costs incurred by the Corporation to effect the conversion and shall pay any issue and other similar taxes that may be payable in respect of any issuance or delivery of any securities upon conversion of shares of Class A Preferred Stock pursuant to this Subsection IV.3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of securities in a name other than that in which the shares of Class A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. Upon conversion of each share of Class A Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the securities issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than restrictions on transfer under applicable federal and state securities law and liens, charges and encumbrances arising through the holder thereof).

3.4           Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the effective date of this Third Amended and Restated Certificate of Incorporation (the “Effective Date”) effect a subdivision of the outstanding Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) (by any stock split, stock dividend, recapitalization or otherwise), the applicable Conversion Ratio of the Class A Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) issuable on conversion of each share of Class A Preferred Stock, shall be increased in proportion to such increase in the aggregate number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the applicable Conversion Ratio in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) issuable on conversion of each share of Class A Preferred Stock, shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) outstanding. Any adjustment under this Subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.5           Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsection IV.3.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the applicable Class A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in Subsection IV.3 with respect to the rights and interests thereafter of the holders of the Class A Preferred Stock to the end that the provisions set forth in Subsection IV.3 (including provisions with respect to changes in and other adjustments of the applicable Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Preferred Stock.

3.6           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Ratio pursuant to Subsection IV.3, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Class A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable shares of Class A Preferred Stock are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Ratio then in effect, and (ii) the number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Preferred Stock.

3.7           Notice of Record Date. In the event, (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock, any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any Deemed Liquidation Event (as defined in Subsection IV.3.8), then the Corporation will send or cause to be sent to the holders of the Class A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, liquidation, dissolution winding up or Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock orsecurities) for securities or other property deliverable upon such reorganization, reclassification, liquidation, dissolution, winding up or Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Class A Preferred Stock and the Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Preferred Stock). Such notice shall be sent at least 15 days prior to the record date or effective date for the event specified in such notice.

3.8           Deemed Liquidation Events. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Class A Preferred Stock elect otherwise by written notice sent to the Corporation at least 5 days prior to the effective date of any such event:

(a)           a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)           the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4.           Waiver. Any of the rights, powers and other terms of the Class A Preferred Stock set forth herein may be waived on behalf of all holders of Class A Preferred Stock by the affirmative written consent or vote of the holders of at least seventy-five percent (75%) of the shares of Class A Preferred Stock then outstanding.

5.           Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares Class A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time as provided in the Bylaws.

ARTICLE VI

Unless and except that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VIII

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation will indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by the DGCL, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

ARTICLE X

Subject to the provisions of this Third Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, and other provisions authorized by the DGCL and the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ARTICLE XI

The Corporation is to have perpetual existence.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIII

The Corporation elects not to be governed by Section 203 of the DGCL. To the fullest extent permitted by section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any Excluded Opportunity, or in being offered an opportunity to receive notice of or participate in any Excluded Opportunity, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity (“Person”) shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such Excluded Opportunity, directs such Excluded Opportunity to another Person or fails to present such Excluded Opportunity, or information regarding such Excluded Opportunity, to the Corporation or its subsidiaries. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Class A Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. Neither the alteration, amendment or repeal of this Article XIII nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article XIII shall eliminate or reduce the effect of this Article XIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

3.           That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4.           That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 26th day of June, 2017.

AVENUE THERAPEUTICS, INC.

By:	/s/ Lucy Lu, M.D.
Lucy Lu, M.D., President and Chief Executive Officer